Exhibit 99.1
Press Release
SGX Pharmaceuticals Announces Second Quarter 2006 Financial Results
SAN DIEGO, August 8, 2006—SGX Pharmaceuticals (NASDAQ: SGXP) today announced financial results for the quarter and for the six months ended June 30, 2006.
Cash and cash equivalents totaled $47.7 million at June 30, 2006 as compared to $35.8 million at March 31, 2006. The cash and cash equivalents balance at June 30, 2006 includes a one-time payment of $20.0 million received from Novartis Institutes for Biomedical Research, Inc. (Novartis) in connection with the license and collaboration agreement between the parties announced in March 2006. The Company also received $5.0 million in the first quarter of 2006 from the sale of common stock to Novartis Pharma AG.
Quarter Ended June 30, 2006
Total revenues in the second quarter of 2006 were $7.8 million, compared to $5.8 million in the second quarter of 2005. The increase of $2.0 million, or 34 percent, was primarily due to revenue earned which related to the $20 million upfront payment received from Novartis (approximately $1.3 million), the initiation of the research services in connection with the collaboration with Novartis (approximately $1.1 million), and increased research grant efforts performed both internally and through our subcontractors (approximately $0.6 million). These additional revenues were offset by the conclusion of certain research programs in 2006 which were ongoing in 2005.
Research and development expenses for the three months ended June 30, 2006 and 2005 were $15.0 million and $9.4 million, respectively. The increase of $5.6 million, or 60 percent, was primarily attributable to increased clinical development costs for Troxatyl™. We expect our research and development costs to increase in the future as we continue with the clinical development of Troxatyl for the treatment of AML and other indications, as well as advance other preclinical product candidates into clinical development.
General and administrative expenses for the three months ended June 30, 2006 and 2005 were $2.5 million and $3.5 million, respectively. The decrease of $1.0 million, or 29 percent, was primarily attributable to a decrease in employee-related non-cash stock-based compensation expense, with the additional increases primarily attributable to public company related costs. We expect our general and administrative expense to increase in the future due to our responsibilities as a publicly-held company and the related requirements of the Sarbanes-Oxley Act.
In the second quarter of 2006, SGX reported a net loss applicable to common stockholders of $9.4 million, or $8.0 million on an as-adjusted basis, compared to $7.2 million, or $3.6 million on an as-adjusted basis, for the same quarter last year. As-adjusted net loss for the second quarter of 2006 and 2005 excludes non-cash, stock-based compensation expense of $1.3 million and $3.6 million, respectively. Basic and diluted net loss applicable to common stockholders for the second quarter of 2006 was $0.62 per share, or $0.53 per share on an as-adjusted basis, compared to $13.11 per share, or $6.55 per share on an as-adjusted basis, for the same period in 2005. Upon completion of an initial public offering in February 2006, all of the Company’s outstanding redeemable convertible preferred stock and a $6.0 million note payable converted into common stock.
Six months ended June 30, 2006
Total revenues in the six months ended June 30, 2006 were $12.6 million, compared to $9.9 million in the six months ended June 30, 2005. The increase of $2.7 million, or 27 percent, was primarily due to revenue earned which related to the $20 million upfront payment received from Novartis (approximately $1.3 million), the initiation of the research services in connection with the collaboration with Novartis (approximately $1.1 million), and increased research grant efforts performed both internally and through our subcontractors (approximately $1.3 million). These additional revenues were offset by the conclusion of certain research programs in 2006 which were ongoing in 2005.
Research and development expenses for the six months ended June 30, 2006 and 2005 were $27.0 million and $16.8 million, respectively. The increase of $10.2 million, or 61 percent, was primarily attributable to increased clinical development costs for Troxatyl. We expect our research and development costs to increase in the future as we continue with the clinical development of Troxatyl for the treatment of AML and other indications, as well as advance other preclinical product candidates into clinical development.
General and administrative expenses for the six months ended June 30, 2006 and 2005 were $5.6 million and $4.7 million, respectively. The increase of $0.9 million, or 19 percent, was primarily attributable to the costs of operating as a public company (including accounting, legal and printing fees) and costs associated with the successful achievement of certain milestones. We expect our general and administrative expense to increase in the future due to our responsibilities as a publicly-held company and the related requirements of the Sarbanes-Oxley Act.

For the six months ended June 30, 2006, SGX reported a net loss applicable to common stockholders of $19.8 million, or $16.9 million on an as-adjusted basis, compared to $13.1 million, or $9.5 million on an as-adjusted basis, for the same period last year. As-adjusted net loss for the six months ended June 30, 2006 and 2005 excludes non-cash, stock-based compensation expense of $2.9 million and $3.6 million, respectively. Basic and diluted net loss applicable to common stockholders for the six months ended June 30, 2006 was $1.60 per share, or $1.37 per share on an as-adjusted basis, compared to $12.46 per share, or $9.02 per share on an as-adjusted basis, for the same period in 2005.
Business Update
The company’s lead product candidate, Troxatyl, is currently in a pivotal Phase II/III trial as a third-line treatment for patients with acute myeloid leukemia (AML). Based on the enrollment rates in the trial to date, SGX anticipates completion of patient enrollment by the end of 2006 and to be in a position to announce the results of the study in the first half of 2007. If the results of this trial are positive, the company expects to be in a position to complete submission of its rolling New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in the second half of 2007, leading to a potential product launch in 2008.
SGX designed the pivotal Phase II/III clinical trial with complete clinical response as the primary endpoint and with overall response, defined as complete response with platelet recovery or complete response with partial platelet recovery, and duration of response, as secondary endpoints. The company has communicated with the FDA regarding the use of overall response as the primary endpoint in this trial and, although there are no assurances that the FDA will ultimately accept overall response as a primary clinical endpoint, the agency has indicated that overall response may be acceptable as a surrogate endpoint that is reasonably likely to predict clinical benefit for treatment of AML in second relapse. The company plans to evaluate both complete and overall response of patients in the Phase II/III trial.
While SGX plans to evaluate Troxatyl in other AML-related indications, the company plans to focus its resources on the completion of the pivotal Phase II/III trial for the third-line treatment of AML. SGX intends to initiate a Phase I study of Troxatyl in combination with Ara-C for the second line treatment of AML after completion of the Phase II/III trial in third line AML.
“We ended the quarter with a strong cash position, giving us the financial resources to continue advancing our oncology pipeline,” said Mike Grey, President and CEO of SGX Pharmaceuticals. “We remain focused on completing our pivotal trial and bringing Troxatyl to patients for the third line treatment of AML, an indication for which there is currently no standard of care or approved therapy.”
Grey added, “Under the leadership of Siegfried Reich, Ph.D., Vice President of Drug Discovery, our oncology discovery pipeline is showing promising growth, and we continue to work with Novartis towards selecting a development candidate from our BCR-ABL program. We remain on track to file an IND for a next generation BCR-ABL inhibitor in the first half of 2007.”
About SGX Pharmaceuticals
SGX Pharmaceuticals is a biotechnology company focused on the discovery, development and commercialization of innovative cancer therapeutics. The lead product candidate, Troxatyl™, is currently being evaluated in a pivotal phase II/III trial for the treatment of third-line acute myelogenous leukemia, an indication for which there is currently no approved therapy or standard of care. SGX has developed a pipeline of oncology drug candidates based on its enabling, proprietary FAST™ drug discovery platform, including a portfolio of next generation BCR-ABL inhibitors currently being developed in partnership with Novartis. FAST allows for the rapid identification of novel, potent and selective small molecule compounds for well validated but challenging targets. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com.
Disclosure Regarding Unaudited Financial Information
This announcement contains historical financial information for the three and six month periods ended June 30, 2006 and 2005 that is unaudited and the Company assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by the Company’s independent registered public accounting firm on an annual basis following the close of each fiscal year. Accordingly, the financial information that will be reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 may vary from the financial information presented in this announcement.
Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that exclude the effect of non-cash stock compensation expense as a result of the Company’s adoption of SFAS No. 123R. The Company believes that the presentation of results excluding non-cash stock compensation expense provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company used the Modified-Prospective Transition method in its adoption of SFAS No. 123R and, as such, was not required to restate prior year results for the impact of option expensing. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. The Company will use these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Forward-looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to research and drug discovery and development programs and statements regarding prospects for the remainder of 2006 and into 2007 and 2008, the value of the Company’s technology, the potential value and scope of collaborations, including the collaboration with Novartis, the receipt of potential research and milestone payments, royalty payments or profits from sales of products developed under collaborations, expectations regarding the timing of initiation and completion of development, including completion of enrollment in and the announcement of results from clinical trials, expectations with respect to the further development and potential regulatory approval of Troxatyl, the use of overall response as a clinical endpoint, the activity of BCR-ABL inhibitors, the potential of BCR-ABL-based therapies as treatments for CML, future plans and activities regarding collaborations and the BCR-ABL program, the effectiveness and efficiency of the FAST technology to generate novel lead molecules for therapeutic targets and the ability to discover, develop and commercialize cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, collaborations with others, and litigation. In particular, the results of early clinical trials may not be predictive of future results, and the Company cannot provide any assurances that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, results may be affected by risks that the required regulatory approvals will be received in a timely manner, or at all, risks related to the implementation of its collaborations, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of efforts that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2005 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact:	Todd Myers Chief Financial Officer SGX Pharmaceuticals 858- 228-1565	Jason Spark Media & Investor Relations Porter Novelli Life Sciences 619-849-6005

SGX PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue:
Grants	$3,027	$2,396	$4,399	$3,095
Collaborations and commercial agreements	4,821	3,452	8,178	6,763

Total revenue	7,848	5,848	12,577	9,858

Expenses:
Research and development	14,956	9,396	27,007	16,839
General and administrative	2,488	3,532	5,556	4,726

Total operating expenses	17,444	12,928	32,563	21,565

Loss from operations	(9,596)	(7,080)	(19,986)	(11,707)
Interest income (expense), net	242	(20)	217	(76)
Interest expense associated with bridge notes	0	(65)	0	(1,188)

Net loss	(9,354)	(7,165)	(19,769)	(12,971)
Accretion to redemption value of redeemable convertible preferred stock	0	(83)	(49)	(165)

Net loss attributable to common stockholders	$(9,354)	$(7,248)	$(19,818)	$(13,136)

Basic and diluted net loss per share attributable to common stockholders	$(0.62)	$(13.11)	$(1.60)	$(12.46)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	15,035	553	12,392	1,054

	Three Months Ended June 30, 2006
		Stock-based
		compensation	Reported
	non-GAAP	expense	GAAP results
Net loss	$(8,042)	$1,312	$(9,354)

Basic and diluted net loss per share attributable to common stockholders	$(0.53)	$(0.09)	$(0.62)

Research and development expenses	$14,374	$582	$14,956

General and administrative expenses	$1,758	$730	$2,488

	Six Months Ended June 30, 2006
		Stock-based
		compensation	Reported
	non-GAAP	expense	GAAP results
Net loss	$(16,937)	$2,881	$(19,818)

Basic and diluted net loss per share attributable to common stockholders	$(1.37)	$(0.23)	$(1.60)

Research and development expenses	$25,532	$1,475	$27,007

General and administrative expenses	$4,150	$1,406	$5,556

SGX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$47,682	$17,718
Accounts receivable	1,217	863
Other current assets	2,274	1,380
Property and equipment, net	5,907	7,168
Other assets	4,068	6,122

Total assets	$61,148	$33,251

Liabilities and stockholder’s equity (deficit)
Current liabilities	$25,099	$19,343
Deferred revenue	15,976	2,579
Note payable, net of current portion	0	6,000
Other liabilities, net of current portion	97	169
Redeemable convertible preferred stock	0	46,837
Stockholder’s equity (deficit)	19,976	(41,677)

Total liabilities and stockholder’s equity (deficit)	$61,148	$33,251